EXHIBIT 10(ii)

FIRST AMENDMENT TO THE

ANADARKO PETROLEUM CORPORATION
DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2012)

WHEREAS, Anadarko Petroleum Corporation (the “Company”) sponsors the Anadarko Petroleum Corporation Deferred Compensation Plan, as amended and restated effective January 1, 2012 (the “Plan”), for the benefit of its eligible employees and their beneficiaries; and
WHEREAS, Section 8.1 of the Plan provides, in part, that the Company’s Chief Financial Officer and the Company’s General Counsel, acting jointly (the “Authorized Officers”), may approve, adopt and execute any amendment to the Plan that is necessary for purposes of legal compliance, to clarify ambiguities in the Plan document, or to simplify non-material administrative processes, as the Authorized Officers may, in their best judgment, so determine; and
WHEREAS, the Authorized Officers have resolved that the Plan should be amended to clarify certain provisions regarding the timing of deferral elections by certain individuals eligible to participate in the Plan.
NOW THEREFORE, the Plan is hereby amended as follows, effective with respect to deferral elections made on or after July 1, 2013:
(1)    The following new Section 1.4A shall be added to Article 1 of the Plan immediately following Section 1.4 of the Plan:

“1.4A
“Base Pay Deferral Election Period” means, with respect to each Plan Year, a period established by the Administrator that ends before the commencement of such Plan Year. For example, with respect to the Plan Year that begins on January 1, 2015, the Administrator may establish a Base Pay Deferral Election Period of any duration during the preceding Plan Year provided such period ends no later than December 31, 2014. If the Administrator takes no action to establish a Base Pay Deferral Election Period with respect to a particular Plan Year, then the Base Pay Deferral Election Period for such Plan Year shall begin on December 1 and end on December 31 of the preceding Plan Year.”

(2)    The following new Section 1.14A shall be added to Article 1 of the Plan immediately following Section 1.14 of the Plan:

“1.14A
“Director Compensation Deferral Election Period” means, with respect to each Plan Year, a period established by the Administrator that ends before the commencement of such Plan Year. For example, with respect to the Plan Year that begins on January 1, 2015, the Administrator may establish a Director Compensation Deferral Election Period of any duration during the preceding Plan Year provided such period ends no later than December 31, 2014. If the Administrator takes no action to establish a Director Compensation Deferral Election Period with respect to a particular Plan Year, then the Director

Compensation Deferral Election Period for such Plan Year shall begin on December 1 and end on December 31 of the preceding Plan Year.”
(3)    The third paragraph of Section 3.1 of the Plan is hereby amended by deleting such paragraph and replacing it with the following:
“A deferral agreement may be changed or revoked at any time during the respective election periods specified in Section 3.5. A deferral agreement becomes irrevocable at the close of the respective election period. An irrevocable deferral election may be subsequently modified only as permitted in Section 7.2.”

(4)    The following shall be added to the end of Section 3.2 of the Plan:
“A Participant who is first designated as an Eligible Employee after the first day of the calendar month preceding the calendar month in which a Base Pay Deferral Election Period commences with respect to a Plan Year may not elect to defer his Base Pay for the Plan Year to which such period relates but may elect to defer his Base Pay for subsequent Plan Years.”
(5)    The following shall be added to the end of Section 3.4 of the Plan:
“An individual who first becomes a Director on or after the first day of a Director Compensation Deferral Election Period with respect to a Plan Year may not elect to defer his Director Compensation for the Plan Year to which such period relates but may elect to defer his Director Compensation for subsequent Plan Years.”
(6)    Section 3.5 of the Plan is hereby amended by deleting such section and replacing it with the following:

“3.5
Timing of Election to Defer. Each Eligible Employee who desires (and who is eligible pursuant to Section 3.2) to defer Base Pay otherwise payable during a Plan Year must execute a deferral agreement in accordance with the procedures established by the Administrator and within the Base Pay Deferral Election Period with respect to such Plan Year. A deferral agreement that is timely and properly executed in accordance with the preceding sentence shall be irrevocable as of the last day of the applicable Base Pay Deferral Election Period. Each Eligible Employee who is eligible to defer a Bonus which may be earned with respect to services performed during a Plan Year pursuant to Section 3.3 and who desires to defer such Bonus must execute a deferral agreement in accordance with the rules and procedures established by the Administrator (but not later than December 31st immediately preceding such Plan Year except that if the plan or arrangement providing for such Bonus is “performance-based compensation based on services performed over a period of at least 12 months” (as described in Code Section 409A(a)(4)(B)(iii)), then such deferral election must be executed no later than the Bonus Deferral Deadline Date (as hereinafter defined) (provided that (a) the Eligible Employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date such election is made and (b) such compensation has not become readily ascertainable as of the date of such election), and such election will be irrevocable as of the earlier of the Bonus Deferral Deadline Date or the date upon which such compensation has become readily ascertainable). For purposes of the preceding sentence, the term “Bonus Deferral Deadline Date” means, with respect to a particular Bonus, the date six (6) months before the end of the performance period over which the Bonus is earned, or such earlier date as the Administrator may require in its sole discretion.
A Director who desires (and who is eligible pursuant to Section 3.4) to defer his Director Compensation otherwise payable during a Plan Year must execute a deferral agreement in accordance with the procedures established by the Administrator and within the Director Compensation Deferral Election Period with respect to such Plan Year. A deferral agreement that is timely and properly executed in accordance with the preceding sentence shall be irrevocable as of the last day of the applicable Director Compensation Deferral Election Period.”
Except as expressly amended hereby, the Plan is ratified and confirmed in all respects and shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, has approved and executed this First Amendment on this 17th day of December, 2013.

ANADARKO PETROLEUM CORPORATION

By:	Julia A. Struble
Name:	/s/ Julia A. Struble
Title:	VP, Human Resources

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